INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-74411 of Allstate Life of New York Separate Account A of Allstate Life Insurance Company of New York on Form N-4 of our report dated February 23, 2001 relating to the financial statements and the related financial statement schedules of Allstate Life Insurance Company of New York, and our report dated March 16, 2001 relating to the financial statements of Allstate Life of New York Separate Account A, appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of Allstate Life of New York Separate Account A), which is part of such Registration Statement, and to the references to us under the heading "Experts" in such Statement of Additional Information.




/s/ Deloitte & Touche LLP
Chicago, Illinois
April 19, 2001